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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES DIRECTOR RESIGNATION

Edgewood, NY – May 26, 2006 — CPI Aerostructures, Inc. ("CPI Aero") (AMEX: CVU) announced today that independent director and Audit Committee Chairman A.C. Providenti informed the Company's Board of Directors that he will be resigning from the Board and from his position as Audit Committee Chairman effective June 13, 2006, the date of CPI Aero's Annual Meeting of Shareholders. Walter Paulick, a current Audit Committee member, will replace Mr. Providenti as Chairman of the Audit Committee and Eric Rosenfeld, the Company's non-executive Chairman of the Board, will become a member of the Audit Committee. Mr. Providenti advised CPI Aero that his resignation is not the result of any disagreement on any matter relating to the Company's operations, policies or practices. Mr. Providenti stated, "My time on the CPI Aero Board of Directors has been very productive, but I have determined that my time now needs to be dedicated to personal matters."

Edward J. Fred, President and Chief Executive Officer of CPI Aero stated, "Tony joined our Board of Directors in February 2003 and has made a great contribution to CPI Aero throughout his tenure as a Board member and Audit Committee Chairman. We are grateful for his guidance and wish him all the best in the future."

Founded in 1980, CPI Aero is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2005.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Linda Latman (212) 836-9609
(631) 586-5200	www.theequitygroup.com
www.cpiaero.com